SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

J. Alexander’s Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 1: ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATIONSHIP WITH INDEPENDENT AUDITORS
DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE PRESENTED AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS
METHOD OF COUNTING VOTES
MISCELLANEOUS
APPENDIX A
APPENDIX B

J. ALEXANDER’S CORPORATION
3401 West End Avenue
Suite 260
P.O. Box 24300
Nashville, Tennessee 37202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of J. Alexander’s Corporation:

     The Annual Meeting of Shareholders of J. Alexander’s Corporation (the “Company”) will be held at the Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203 at 10:00 a.m., Nashville time, on Tuesday, May 13, 2003 for the following purposes:

(1)	To elect four directors to hold office for a term of one year and until their successors have been elected and qualified; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on March 25, 2003 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

     We hope very much that you will be able to be with us. If you do not plan to attend the meeting in person, you are requested to complete, sign and date the enclosed proxy and return it promptly in the enclosed addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

R. GREGORY LEWIS Secretary

April 9, 2003

J. ALEXANDER’S CORPORATION
3401 West End Avenue
Suite 260
P.O. Box 24300
Nashville, Tennessee 37202

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

May 13, 2003

     The enclosed proxy is solicited by and on behalf of the Board of Directors of J. Alexander’s Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, May 13, 2003, at 10:00 a.m., Nashville time, at Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203, and at any adjournments or postponements thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Shareholders. Copies of the proxy, this Proxy Statement and the attached Notice are being mailed to shareholders on or about April 9, 2003.

     Proxies may be solicited by mail, telephone or telegraph. All costs of this solicitation will be borne by the Company. The Company does not anticipate paying any compensation to any party other than its regular employees for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners.

     Shares represented by such proxies will be voted in accordance with the choices specified thereon. If no choice is specified, the shares will be voted FOR the election of the director nominees named herein. The Board of Directors does not know of any other matters which will be presented for action at the meeting, but the persons named in the proxy intend to vote or act with respect to any other proposal which may be properly presented for action according to their best judgment in light of the conditions then prevailing.

     A proxy may be revoked by a shareholder at any time before its exercise by attending the meeting and voting in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date.

     Each share of the Company’s Common Stock, $.05 par value (the “Common Stock”), issued and outstanding on March 25, 2003 (the “Record Date”), will be entitled to one vote on all matters to come before the meeting. As of the Record Date, there were outstanding 6,533,935 shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 25, 2003, certain information with respect to those persons known to the Company to be the beneficial owners (as defined by certain rules of the Securities and Exchange Commission (the “Commission”)) of more than five percent of the Common Stock, its only voting security, and with respect to the beneficial ownership of the Common Stock by all directors and nominees, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group (8 persons). Except as otherwise specified, the shares indicated are presently outstanding.

			Percentage of
	Amount of		Outstanding
	Common Stock		Common
Name and Address of Beneficial Owner	Beneficially Owned		Stock(1)

E. Townes Duncan**	1,799,746	(2)	27.5%
3401 West End Avenue, Suite 520
Nashville, TN 37203
Solidus Company	1,747,846	(3)	26.8%
3401 West End Avenue, Suite 520
Nashville, TN 37203
Lonnie J. Stout II****	600,403	(4)	8.6%
3401 West End Avenue, Suite 260
Nashville, TN 37203
KCM Investment Advisors	482,800	(5)	7.4%
80 E. Sir Frances Drake Boulevard
Larkspur, CA 94939
Dimensional Fund Advisors, Inc.	452,100	(6)	6.9%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
J. Bradbury Reed**	116,671	(7)	1.8%
R. Gregory Lewis***	103,677	(8)	1.6%
Ronald E. Farmer***	69,106	(9)	1.1%
J. Michael Moore***	50,093	(10)	*
Mark A. Parkey***	46,857	(11)	*
Garland G. Fritts**	32,800	(12)	*
All directors, nominees and executive officers as a group	2,819,353	(13)	39.6%

*	Less than one percent.

**	Director.

***	Named Officer.

****	Director and Named Officer.

(1)	Pursuant to the rules of the Commission, shares of Common Stock subject to options held by directors and executive officers of the Company which are exercisable within 60 days of March 25, 2003, are deemed outstanding for the purpose of computing such director’s or executive officer’s percentage ownership and the percentage ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to all shares shown.

(2)	Includes 10,000 shares issuable upon exercise of certain options held by Mr. Duncan, 2,140 shares owned by Mr. Duncan’s wife, 840 shares that Mr. Duncan holds as custodian for a minor child, 5,760 shares that are held in trusts of which Mr. Duncan’s wife is trustee, and 1,747,846 shares that are beneficially owned by Solidus Company, a general partnership of which Mr. Duncan is Managing Partner.

(3)	Includes 91,700 shares held by Solidus Partners, L.P., a limited partnership of which Solidus Company (“Solidus”) is general partner. Solidus shares voting and dispositive power with respect to its shares with Mr. Duncan, its Managing Partner, whose beneficial ownership in such shares is shown above.

(4)	Includes 419,099 shares issuable upon exercise of certain options held by Mr. Stout and 8,435 Employee Stock Ownership Plan (“ESOP”) shares allocated to Mr. Stout and held by the J. Alexander’s Corporation Employee Stock Ownership Trust (the “Trust”), as to which Mr. Stout has sole voting power and shared dispositive power.

(5)	KCM Investment Advisors (“KCM”) is a registered investment advisor. Information as of March 28, 2003 was provided to the Company by KCM on March 31, 2003.

(6)	Dimensional Fund Advisors, Inc. (“DFA”) is a registered investment advisor. Information is based solely on the Schedule 13G/A filed with the Commission by DFA on February 10, 2003.

(7)	Includes 6,150 shares owned by an unrelated party, as to which Mr. Reed has shared dispositive power and 12,000 shares issuable upon exercise of options held by Mr. Reed.

(8)	Includes 53,466 shares issuable upon exercise of certain options held by Mr. Lewis and 6,580 ESOP shares allocated to Mr. Lewis and held by the Trust, as to which Mr. Lewis has sole voting power and shared dispositive power.

(9)	Includes 40,866 shares issuable upon exercise of certain options held by Mr. Farmer and 3,122 ESOP shares allocated to Mr. Farmer and held by the Trust, as to which Mr. Farmer has sole voting power and shared dispositive power.

(10)	Includes 19,800 shares issuable upon the exercise of certain options held by Mr. Moore and 4,356 ESOP shares allocated to Mr. Moore and held by the Trust, as to which Mr. Moore has sole voting power and shared dispositive power.

(11)	Includes 25,000 shares issuable upon the exercise of certain options held by Mr. Parkey and 2,669 ESOP shares allocated to Mr. Parkey and held by the Trust, as to which Mr. Parkey has sole voting power and shared dispositive power.

(12)	Includes 10,000 shares issuable upon exercise of certain options held by Mr. Fritts.

(13)	Includes 590,231 shares issuable upon exercise of certain options held by the directors and executive officers, and 25,162 ESOP shares allocated to the executive officers and held by the Trust, as to which such officers have sole voting power and shared dispositive power.

     Pursuant to a Stock Purchase and Standstill Agreement between Solidus, LLC (predecessor to Solidus) and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company’s Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company’s Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus’ ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company’s proposing or approving a merger or other business combination, or a change to a majority of the Company’s Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company’s rights offering in 1999.

     In addition to the private sale to Solidus, on June 21, 1999, the Company completed a rights offering wherein shareholders of the Company purchased an additional 240,615 shares of common stock at a price of $3.75 per share, which was the same price per share as stock sold in the private sale.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Four directors are to be elected at the annual meeting for a term of one year and until their successors shall be elected and qualified. Election of directors requires a plurality of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named in the table set forth below unless a contrary choice is indicated. All of such nominees are presently directors of the Company. Management believes that all of the nominees will be available and able to serve as directors, but if for any reason any should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. The following schedule includes certain information with respect to each of the nominees.

Name	Background Information

E. Townes Duncan	Mr. Duncan, 49, has been a director of the Company since May 1989. Mr. Duncan has been the Managing Partner of Solidus Company (formerly Solidus, LLC), a private investment firm, since January 1997. From 1993 to May 1997, Mr. Duncan was the Chairman of the Board and Chief Executive Officer of Comptronix Corporation, a manufacturer of printed circuit board assemblies. Mr. Duncan is also a director of Bright Horizons Family Solutions, Inc., a childcare services company.

Garland G. Fritts	Mr. Fritts, 74, has been a director of the Company since December 1985. Since 1993, Mr. Fritts has been a consultant for Fry Consultants, Inc., a management consulting firm. Mr. Fritts was a consultant for McManis Associates, Inc., a management consulting firm, from 1989 to 1993.

J. Bradbury Reed	Mr. Reed, 63, has been a director since May 2000. Mr. Reed is a member in the law firm of Bass, Berry & Sims PLC and has served in various capacities for that firm since 1964. Mr. Reed and Bass, Berry & Sims PLC have served as the Company’s outside general counsel since the Company’s organization in 1971. Mr. Reed has served as a director of National Commerce Financial Corporation since 1998.

Lonnie J. Stout II	Mr. Stout, 56, has been a director and President and Chief Executive Officer of the Company since May 1986. Since July 1990, Mr. Stout has also served as Chairman of the Company. From 1982 to May 1984, Mr. Stout was a director of the Company, and served as Executive Vice President and Chief Financial Officer of the Company from October 1981 to May 1984.

     The Board of Directors of the Company held nine meetings in 2002. The Board of Directors has an Audit Committee and a Compensation/Stock Option Committee (the “Compensation Committee”). The Members of the Audit Committee are E. Townes Duncan (Co-Chairman), Garland G. Fritts (Co-Chairman) and J. Bradbury Reed, all of whom are independent within the American Stock Exchange’s current rules. The Compensation Committee members are E. Townes Duncan (Chairman) and Garland G. Fritts. The Audit Committee, which held five meetings during 2002, generally meets with the Company’s independent auditors to review the Company’s consolidated financial statements. It is the function of this committee to ensure that the Company’s financial statements accurately reflect the Company’s financial position and results of operations. The Compensation Committee is responsible for the periodic review of management’s compensation and administration of the Company’s stock option plans. The Compensation Committee held two meetings during 2002. The Company’s Board of Directors currently has no standing nominating committee.

     Each of the incumbent directors of the Company attended at least 75% of the aggregate of (i) the total number of meetings held during 2002 by the Board of Directors and (ii) the total number of meetings held during 2002 by all committees of the Board of which he was a member.

EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation during fiscal years 2002, 2001 and 2000 for the Company’s Chief Executive Officer and each of the other executive officers of the Company who were serving as executive officers at December 29, 2002 whose salary and bonus exceeded $100,000 (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation Awards

				Other Annual		Restricted		Securities	All Other
Name and Principal				Compensation		Stock Awards		Underlying	Compensation
Position	Year	Salary ($)	Bonus($)	($) (1)		($) (5)		Options (#)	($) (10)

Lonnie J. Stout II	2002	285,000	71,250	26,507	(2)	—		—	3,065	(11)
Chairman, President,	2001	285,000	—	24,697		—		—	1,993
Chief Executive	2000	281,250	—	25,711		46,755	(6)	—	2,223
Officer and Director

R. Gregory Lewis	2002	151,750	39,250	17,408	(3)	—		—	2,950	(12)
Vice-President, Chief	2001	148,000	—	17,583		—		10,000	2,522
Financial Officer and	2000	144,500	—	15,743		2,103	(7)	—	2,686
Secretary

Ronald E. Farmer	2002	128,250	45,210	15,314	(3)	—		—	1,493	(13)
Vice-President,	2001	122,000	—	13,936		—		10,000	1,089
Development	2000	118,000	—	18,145		8,425	(8)	—	1,213

J. Michael Moore	2002	115,833	29,950	17,674	(3)	—		—	2,355	(14)
Vice-President,	2001	113,000	—	16,896		—		6,000	1,976
Human Resources	2000	109,000	—	25,116		8,425	(8)	—	2,150
and Administration

Mark A. Parkey	2002	110,292	29,250	19,866	(4)	—		—	2,184	(15)
Vice-President and	2001	105,500	—	19,085		—		6,000	1,842
Controller	2000	102,000	—	17,828		6,315	(9)	—	1,498

(1)	Includes, to the extent applicable, an auto allowance, premium cost of medical insurance, cost of a tax preparation service, auto expense reimbursement taxable to the Named Officer and imputed interest under the 1999 Loan Program taxable to the Named Officer.

(2)	Includes an auto allowance of $11,076 and $11,067 of imputed interest under the 1999 Loan Program taxable to Mr. Stout.

(3)	Includes an auto allowance of $10,656.

(4)	Includes an auto allowance of $10,656 and an auto expense reimbursement of $5,050 that was taxable to Mr. Parkey.

(5)	The dollar value of the common stock is based on a price per share of $3.63 on February 18, 2000, the date of issuance. Amount consists of an equal number of shares of Bonus Stock and Restricted Stock, which vests 20% per year on the second through sixth anniversaries of the grant. Dividends on the shares of Restricted Stock and Bonus Stock are payable at the discretion of the Board of Directors. The stock was issued under the 1994 Employee Stock Incentive Plan under the 1999 Loan Program.

(6)	Includes 6,449 shares of Bonus Stock and 6,449 shares of Restricted Stock with an aggregate value of $33,535 on December 29, 2002.

(7)	Includes 290 shares of Bonus Stock and 290 shares of Restricted Stock with an aggregate value of $1,508 on December 29, 2002.

(8)	Includes 1,162 shares of Bonus Stock and 1,162 shares of Restricted Stock with an aggregate value of $6,042 on December 29, 2002.

(9)	Includes 871 shares of Bonus Stock and 871 shares of Restricted Stock with an aggregate value of $4,529 on December 29, 2002.

(10)	The ESOP shares included in this column for 2002 are valued at $2.60 per share, the closing price of the Company’s Common Stock on December 27, 2002.

(11)	Includes the $828 premium cost of term life insurance maintained for the benefit of Mr. Stout, $1,013 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Stout, and 470 ESOP shares allocated to Mr. Stout.

(12)	Includes the $822 premium cost of term life insurance maintained for the benefit of Mr. Lewis, $1,200 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Lewis and 357 ESOP shares allocated to Mr. Lewis.

(13)	Includes the $708 premium cost of term life insurance maintained for the benefit of Mr. Farmer and 301 ESOP shares allocated to Mr. Farmer.

(14)	Includes the $639 premium cost of term life insurance maintained for the benefit of Mr. Moore, $1,008 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Moore and 272 ESOP shares allocated to Mr. Moore.

(15)	Includes the $609 premium cost of term life insurance maintained for the benefit of Mr. Parkey, $900 contributed by the Company to the Company’s 401(k) Plan on behalf of Mr. Parkey and 259 ESOP shares allocated to Mr. Parkey.

Option Grants in Last Fiscal Year

     No stock options were granted to the Named Officers during fiscal 2002. No stock appreciation rights (“SARs”) have ever been awarded by the Company.

Option Exercises and Year-End Value Table

     The following table provides information as to options exercised by the Named Officers during fiscal 2002. None of the Named Officers has held or exercised separate SARs. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 29, 2002. Also reported are the values for the “in-the-money” options, which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares		Options At Fiscal Year End (#)		At Fiscal Year End ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lonnie J. Stout II	—	—	408,843	16,157	—	—
R. Gregory Lewis	—	—	50,133	6,667	1,333	2,667
Ronald E. Farmer	—	—	37,533	6,667	1,333	2,667
J. Michael Moore	—	—	17,800	4,000	800	1,600
Mark A. Parkey	—	—	23,000	4,000	800	1,600

(1)	Reflects the value of outstanding options based on the average of the high and low price of the Company’s Common Stock on December 27, 2002.

Salary Continuation Plan

     Since 1978, the Company has provided a salary continuation plan for eligible employees (the “Salary Plan”) which will continue to operate in 2003. The Salary Plan generally provides for a retirement benefit of 50% of the employee’s salary on the date of entry into the plan with adjustments based on certain subsequent salary increases. The retirement benefit is payable over 15 years commencing at age 65. The Salary Plan also provides that in the event an employee dies while in the employ of the Company after entering the Salary Plan but before retirement, his or her beneficiaries, for a period of one year, will receive 100% of such employee’s salary at the applicable time under the Salary Plan. Thereafter, for a period of 10 years, or until such time as the employee would have attained age 65, whichever period is longer, the beneficiaries will receive 50% of such salary yearly. All officers and certain other key employees of the Company with three full years of service are eligible to participate in the Salary Plan, which is partially funded by life insurance purchased by the Company and payable to the Company on the death of the employees. An amount which approximates the cash value of the life insurance policy, or in some cases in which the Company currently self funds the retirement benefit, the cash value of the policy which would have been required to fund the retirement benefit, for each employee vests for the benefit of such employee at the rate of 10% per year for each year of service, including the first three years of service required for eligibility under the Salary Plan, and is payable to such employee upon termination of service with the Company for any reason other than death or retirement at age 65. Directors of the Company who are not also executive officers or employees do not participate in the Salary Plan.

     The annual benefits payable upon retirement at age 65 for each of Messrs. Stout and Lewis are currently $138,750 and $74,000, respectively. Currently, Mr. Farmer would receive $61,000, Mr. Moore would receive $59,900 and Mr. Parkey would receive annual benefits of $49,250 payable upon retirement at age 65. These amounts may be adjusted periodically pursuant to the terms of the Salary Plan.

Termination Benefits

     Pursuant to severance benefits agreements with the Company, in the event that Mr. Stout or Mr. Lewis is terminated or resigns after a change in responsibilities, then he will receive an amount equal to 18 months’ compensation. Based on current levels of compensation, such amounts would be $427,500 for Mr. Stout and $235,500 for Mr. Lewis.

Compensation of Directors

     Each director who is not also an employee of the Company receives a monthly fee of $833.33 plus a fee of $1,000 for each attended meeting of the Board or Committee.

     Each director who is not also an employee of the Company is eligible for grants of non-qualified stock options under the 1994 Employee Stock Incentive Plan, as amended (the “1994 Plan”). Generally, directors who are not employees of the Company have been awarded options to purchase 10,000 shares of Common Stock upon joining the Board and options to purchase 1,000 shares of Common Stock for each succeeding year of service, with the exercise price being fair market value of the Common Stock on the date of grant. Pursuant to the terms of the 1994 Plan, no non-employee director will be eligible for a grant of incentive stock options under the 1994 Plan.

Compensation Committee Report

     Decisions on compensation of the Company’s executive officers are made by the Compensation Committee of the Company’s Board of Directors. Each member of the Compensation Committee is a non-employee director. It is the responsibility of the Compensation Committee to determine whether in its judgment the executive compensation policies are reasonable and appropriate, meet their stated objectives and effectively serve the best interests of the Company and its shareholders.

Compensation Philosophy and Policies for Executive Officers

     The Compensation Committee believes that the primary objectives of the Company’s executive compensation policies should be:

•	to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and position in the restaurant industry, while maintaining compensation within levels that are consistent with the Company’s overall financial objectives and operating performance;

•	to provide the appropriate incentives for executive officers to work towards the achievement of the Company’s annual sales, operating and development targets; and

•	to align the interests of its executive officers more closely with those of its shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options or other stock-based awards.

     The Compensation Committee believes that the Company’s executive compensation policies should be reviewed each year following the time when the financial results of the prior year become final. The policies are reviewed in light of their consistency with the Company’s financial performance, the success achieved in meeting its sales and operating performance targets, achieving its overall strategic business plan objectives and its position within the restaurant industry, as well as the compensation policies of similar companies. The compensation of individual executive officers is reviewed annually by the Compensation Committee in light of the executive compensation policies established for that year.

     The Compensation Committee sets the base compensation of the executive officers at a level that it believes appropriate considering the overall strategic direction of the Company, its position within the relative segment of the food service industry in which it operates and the overall responsibilities of each executive officer. The Compensation Committee believes that in addition to corporate performance, it is appropriate to consider in setting and reviewing executive compensation the personal contributions the particular individual may make to the success of the corporate enterprise. Such qualitative factors as leadership skills, planning initiatives, development and morale building skills, and other such related factors have been deemed to be important qualitative factors to take into account when considering levels of compensation.

Compensation of Executive Officers

     The Compensation Committee believes that the compensation for each of the Named Officers should consist of a base salary, the potential for an annual bonus and long-term stock-based incentive compensation and has applied the policies described herein to fiscal 2002 compensation for executive officers as described below.

     Base Compensation. Base salaries for the Named Officers are at fixed levels generally between the 25th and 75th percentiles of salaries paid to senior managers with comparable qualifications, experience and responsibility at other corporations engaged in the same or similar businesses as the Company. The Compensation Committee subjectively determined, on the basis of discussions with the Chief Executive Officer and its experience in business generally and with the Company specifically, what it viewed to be appropriate levels of base compensation after taking into consideration each executive’s contributions and the level of performance of the Company overall. As a result of this review, increases averaging approximately 5.5% in the base salaries for the Named Officers for fiscal 2002 were made, with specific increases varying from 0% to 12.30%, reflecting the Compensation Committee’s subjective judgment as to individual contributions towards meeting the Company’s overall financial objectives and financial performance. The Compensation Committee did not assign any relative weight to the quantitative and qualitative factors which it applied subjectively in reaching its base compensation decisions.

     Annual Incentive Compensation. The principal factors in awarding an annual bonus to the Company’s executive officers are their ability to increase same store sales, improve corporate operating profits or maintain them at the appropriate levels for the sales achieved, and meet the Company’s overall strategic business plan objectives. The Compensation Committee also may consider other factors when awarding annual bonuses, such as the executive’s contribution to concept development, improvement in financial performance and the impact the executive officers have on programs that enhance shareholder value.

     The Compensation Committee generally believes that an annual bonus award in the range of 15% to 50% of the executive officer’s annual base compensation is appropriate in light of the relatively low to moderate base salary levels. During fiscal 2002, bonuses averaging 26.3% of the executive officers’ annual base compensation were awarded to the executive officers, with specific bonuses ranging from $29,250 to $71,250, reflecting the Compensation Committee’s subjective judgment as to individual contributions to the Company’s performance compared to its overall strategic business plan objectives and the factors affecting the Company described above.

     Long-Term Incentive Compensation. During the Company’s fiscal year the Compensation Committee considers the desirability of granting the Company’s senior executives long-term incentive compensation in the form of awards under the Company’s stock incentive plan. The Compensation Committee believes that its past grants of stock options have successfully focused the Company’s management team on building profitability and enhancing shareholder value.

     The Company currently has no set policy as to when stock options should be awarded. The Compensation Committee believes that the Company should make it a part of its regular executive compensation policies to consider granting annual awards of stock options to executive officers to provide long-term incentives as part of each executive’s annual compensation package. The Compensation Committee also believes that any grant should be made on terms established at the time of the annual review, and that the exercise price of stock options should be the fair market value of the Company’s Common Stock on the date of grant. Generally, the Compensation Committee’s policy is that stock options should vest gradually over a period of three or more years.

     The Compensation Committee believes that long-term stock-based incentive compensation should be structured so as to closely align the interests of the executives with those of the Company’s shareholders. The Compensation Committee determines the award of stock option grants to the executive officers and takes into account the recommendations of the Chief Executive Officer prior to approving annual awards of long-term stock-based incentive compensation to the other executive officers.

Loan Program

     In 1999, the Company’s Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company’s common stock. Under the program eligible participants were permitted to borrow an amount equal to the full price of common stock purchased. The plan authorized $1 million in loans to employees. The employee loans are payable on December 31, 2006, unless repaid sooner pursuant to terms of the loan program. Pursuant to the terms of the loan program, participants received one share of Common Stock and one share of restricted stock under the Company’s 1994 Plan for every 20 shares purchased pursuant to the loan program. The restricted stock vests in 20% increments on the second through sixth anniversaries of the date of issuance. The Compensation Committee believes that the loan program, which facilitated employee purchases of Common Stock, more closely aligns employee interests with shareholder interests.

Compensation of Chief Executive Officer

     The Compensation Committee believes that the Chief Executive Officer’s compensation is consistent with its general policies concerning executive compensation and is appropriate in light of the Company’s financial objectives and performance. Awards of long-term incentive compensation to the Chief Executive Officer are considered concurrently with awards to other executive officers and follow the same general policies as such other long-term incentive awards.

     Mr. Stout informed the Compensation Committee of his desire that he not be reviewed or considered for any increase in base compensation or option grant for 2002. The Compensation Committee considered this request and decided to maintain the same level of base salary for Mr. Stout that he has earned since July, 1 2000 and not to grant him any stock options during 2002.

     Compliance with Internal Revenue Code Section 162(m).

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), enacted in 1993, generally prohibits public companies from deducting the Chief Executive Officer’s and four other most highly compensated executive officers’ compensation, to the extent such compensation exceeds $1 million for any individual officer. Performance-based compensation is not subject to the deduction limit if certain requirements are met. Since the compensation of each of the Company’s executive officers is significantly less than $1 million, the Company has not addressed the steps that it would take to structure the performance-based portion of the compensation of its executive officers in a manner that would comply with the statute.

Respectfully submitted,

E. Townes Duncan (Chairman) Garland G. Fritts

Performance Graph

     The following graph compares the five-year cumulative returns of $100 invested on December 31, 1997 in (a) the Company, (b) the Media General Restaurant Group Industry Index (“MG Group Index”), (c) the Standard & Poor’s 500 Index (“S&P 500 Index”), and (d) the American Stock Exchange Market Index (“AMEX Market Index”) assuming the reinvestment of all dividends.

End of Fiscal Year	1997	1998	1999	2000	2001	2002

J. Alexander’s Corporation	$100.00	$83.12	$64.94	$48.06	$45.71	$56.10
MG Group Index	$100.00	$136.17	$129.58	$123.15	$124.89	$99.69
S&P 500 Index	$100.00	$128.58	$155.64	$141.46	$124.65	$97.10
AMEX Market Index	$100.00	$98.64	$122.98	$121.47	$115.87	$111.25

AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors is comprised of three non-employee directors who are independent directors as defined under the current rules of the American Stock Exchange.

     The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the outside auditors’ qualifications and independence, and (iv) the performance of the Company’s independent outside auditors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors. The independent auditors report directly to the Audit Committee. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors are responsible for planning and carrying out proper annual audits and quarterly reviews of the Company’s financial statements. The independent auditors express an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States.

     In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditor’s independence.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the external auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, for filing with the Securities and Exchange Commission.

Respectfully submitted,

E. Townes Duncan (Co-Chairman) Garland G. Fritts (Co-Chairman) J. Bradbury Reed

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a Stock Purchase and Standstill Agreement between Solidus and the Company dated March 22, 1999, Solidus purchased 1,086,266 shares of Common Stock for $3.75 per share, for an aggregate purchase price of $4,073,497.50. In addition, Solidus agreed that (i) for a period of seven years, Solidus and its affiliates would not acquire or hold more than 33% of the Company’s Common Stock; (ii) for a period of seven years, Solidus and its affiliates would not solicit proxies for a vote of the shareholders of the Company; (iii) for a period of seven years, Solidus and its affiliates would not sell the Company’s Common Stock, except to the Company, a person, entity or group approved by the Company or to an affiliate of Solidus; (iv) the above restrictions on Solidus’ ownership and ability to solicit proxies would terminate in the event of certain tender offers or exchange offers, a notice filing with the Department of Justice relating to the acquisition by a third party of more than 15% of the outstanding Common Stock or with the Commission relating to the acquisition by a third party of more than 10% of the outstanding Common Stock, the Company’s proposing or approving a merger or other business combination, or a change to a majority of the Company’s Board of Directors over a two-year period; and (v) Solidus would not exercise rights attributable to the 1,086,266 shares of Common Stock purchased on March 22, 1999, during the Company’s rights offering in 1999.

     In 1999, the Company’s Board of Directors established a loan program designed to enable eligible employees to purchase shares of the Company’s Common Stock. Under the terms of the loan program, all full-time employees as well as part-time employees who had at least five years of employment with the Company were eligible to borrow amounts ranging from a minimum of $10,000 to a maximum of 100% of their annual salary. Borrowings in excess of the maximum were allowed upon approval by the Compensation Committee or the officers of the Company, as applicable. The aggregate amount of loans authorized were $1 million.

     Pursuant to the terms of the loan program, participants received one share of bonus Common Stock and one share of restricted stock for every 20 shares purchased pursuant to the loan program, issued pursuant to the 1994 Plan. The shares of restricted stock vest at a rate of 20% on each of the second through the sixth anniversaries of February 18, 2000.

     The following officers borrowed amounts under the 1999 Loan Program in excess of $60,000. Mr. Stout borrowed $424,005 to purchase 128,971 shares of Common Stock. He received 6,449 shares of bonus stock and 6,449 shares of restricted stock. Messrs. Farmer and Moore each borrowed a total of $76,397 to purchase 23,238 shares. They each received 1,162 shares of bonus stock and 1,162 shares of restricted stock. In addition, Mr. Moore received an additional loan in the amount of $1,283. The market price of the Common Stock was $3.625 per share at the time of the award of the shares of the bonus stock and the shares of restricted stock.

     All loans made under the loan program bear interest at a rate of 3%, payable quarterly, and are due and payable on December 31, 2006, at which time the remaining unpaid principal amount and unpaid interest will become due and payable. In the event a participant receives from the Company bonus compensation, 30% of any such bonus is to be applied to the outstanding principal balance of the loan. Further, a participant’s loan may become due and payable upon termination of a participant’s employment or failure to make any payment when due, as well as under other circumstances set forth in the loan program documents. The interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the loan program (including shares of bonus stock awarded in connection with the program) without the Company’s prior consent.

     Mr. Reed is a member of the law firm of Bass, Berry & Sims PLC. This law firm and Mr. Reed have served as the Company’s outside legal counsel since the Company’s inception in 1971.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

     The following table summarizes information concerning the Company’s equity compensation plans at December 29, 2002:

Number of Shares
Remaining Available
for Future Issuance
	Number of Shares to		Under Equity
	be Issued upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options	Outstanding Options	Reflected in First
Plan Category	and Warrants	and Warrants	Column)

Equity compensation plans approved by shareholders	787,060	$4.28	144,144
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	787,060	$4.28	144,144

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 2002, the Compensation Committee of the Board of Directors was composed of E. Townes Duncan and Garland G. Fritts. Neither of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors that require disclosure under applicable Commission regulations.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Commission and the American Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by regulation of the Commission to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on a review of the Forms 3, 4 and 5 and amendments thereto and certain written representations furnished to the Company, the Company believes that during the fiscal year ended December 29, 2002, its executive officers and directors complied with all applicable filing requirements.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     Ernst & Young LLP, which has been the Company’s independent auditors since its organization, has been selected as independent auditors of the Company for the 2003 fiscal year. The Company has been informed that representatives of Ernst & Young LLP plan to attend the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholders’ questions.

     Audit Fees. The aggregate audit fees billed to the Company by Ernst & Young LLP during 2002 for professional services rendered for the audit of the Company’s annual financial statements and for the reviews of the financial statements included in the quarterly reports on Form 10-Q totaled $117,000.

     Financial Information Systems Design and Implementation Fees. No fees were billed to the Company by Ernst & Young LLP during 2002 for professional services regarding financial information systems design and implementation.

     All Other Fees. The aggregate fees billed by Ernst & Young LLP for all non-audit services rendered to the Company, but excluding audit fees, totaled $154,323.

DEADLINE FOR SUBMISSION OF SHAREHOLDER PROPOSALS TO BE
PRESENTED AT THE 2004 ANNUAL MEETING OF SHAREHOLDERS

     Any proposal intended to be presented for action at the 2004 Annual Meeting of Shareholders by any shareholder of the Company must be received by the Secretary of the Company not later than December 11, 2003, in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and proxy relating to its 2004 Annual Meeting of Shareholders. Nothing in this paragraph shall be deemed to require the Company to include any shareholder proposal that does not meet all the Commission’s requirements for inclusion in effect at the time.

     For other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder’s notice must be received by the Secretary of the Company not less than 75 days nor more than 90 days prior to April 9, 2004. For proposals that are not timely filed, the Company retains discretion to vote proxies it receives. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) it includes in the Proxy Statement advice on the nature of the proposal and how the Company intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the proxy card. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the “non-vote”) on the non-routine matter. Under the rules and regulations of the primary trading markets applicable to most brokers, the election of directors is a routine matter on which a broker has the discretion to vote if instructions are not received from the client in a timely manner. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum for the election of directors only. Directors will be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes for or against any director nominee.

MISCELLANEOUS

     In certain instances, one copy of the Company’s Annual Report or Proxy Statement may be delivered to two or more shareholders who share an address. The Company will deliver promptly upon written or oral request a separate copy of the annual report or Proxy Statement, to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of annual reports or Proxy Statements may request delivery of a single copy.

     Requests should be addressed to:

R. Gregory Lewis Secretary J. Alexander’s Corporation 3401 West End Avenue, Suite 260 P. O. Box 24300 Nashville, Tennessee 37202 (615) 269-1900

     A copy of the Company’s Annual Report is being mailed to shareholders concurrently with the mailing of this Proxy Statement. It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 29, 2002 MAY BE OBTAINED, WITHOUT CHARGE, BY ANY SHAREHOLDER TO WHOM THIS PROXY STATEMENT IS SENT, UPON WRITTEN REQUEST TO R. GREGORY LEWIS, SECRETARY, J. ALEXANDER’S CORPORATION, P.O. BOX 24300, NASHVILLE, TENNESSEE 37202.

Date: April 9, 2003

APPENDIX A

J. ALEXANDER’S CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN PARTICIPANT VOTING INSTRUCTION FORM

     This Voting Instruction Form is tendered to direct SunTrust Bank, Nashville, N.A. (the “Trustee”), as Trustee of the J. Alexander’s Corporation Employee Stock Ownership Plan (“ESOP”), as to the manner in which all allocated shares in the ESOP account of the undersigned (the “Voting Shares”) shall be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203, on Tuesday, May 13, 2003 at 10:00 a.m., local time, and any adjournments or postponements thereof.

     The undersigned hereby directs the Trustee to vote all Voting Shares of the undersigned as shown below on this Voting Instruction Form at the Annual Meeting.

     (1)  Election of Directors:

[ ]	FOR all of the following nominees (except as indicated to the contrary below):
T. Duncan, G. Fritts, B. Reed and L. Stout.

To withhold authority to vote for any individual nominee, please print name or name(s) below:

[ ]	WITHHOLD AUTHORITY to vote for all nominees

     (2) In the Trustee’s discretion, the Trustee is entitled to act on any other matter which may properly come before said meeting or any adjournment thereof.

(Continued and to be signed on reverse side)

(Continued from other side)

IMPORTANT: PLEASE DATE AND SIGN THIS VOTING INSTRUCTION FORM and return it to the Trustee of the J. Alexander’s Corporation Employee Stock Ownership Plan, SunTrust Bank, Nashville, N.A., P.O. Box 305110, Nashville, Tennessee 37230-9979 by May 8, 2003.

     A stamped and addressed envelope is enclosed for your convenience. YOUR VOTING INSTRUCTION FORM MUST BE RECEIVED BY THE TRUSTEE BY May 8, 2003.

     Your shares will be voted by the Trustee in accordance with your instructions. If no choice is specified, your shares will be voted FOR the nominees in the election of directors.

PLEASE SIGN, DATE AND RETURN PROMPTLY

Date: , 2003

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

If your address has changed, please PRINT your new address on this line.

APPENDIX B

PROXY
J. ALEXANDER’S CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 13, 2003.

     The undersigned hereby appoints Lonnie J. Stout II and R. Gregory Lewis, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of J. Alexander’s Corporation to be held at Loews Vanderbilt Hotel, 2100 West End Avenue, Nashville, Tennessee 37203, on Tuesday, May 13, 2003, at 10:00 a.m., local time, and any adjournments or postponements thereof.

     (1)  Election of Directors:

[ ]	FOR all of the following nominees (except as indicated to the contrary below):
T. Duncan, G. Fritts, B. Reed and L. Stout.

To withhold authority to vote for any individual nominee, please print name or name(s) below:

[ ]	WITHHOLD AUTHORITY to vote for all nominees

     (2) In their discretion on any other matter which may properly come before said meeting or any adjournment thereof.

IMPORTANT: Please date and sign this proxy on the reverse side.

     Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors.

PLEASE SIGN, DATE AND RETURN PROMPTLY

Date: , 2003

Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

If your address has changed, please PRINT your new address on this line.